UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

December 4, 2009 (December 3, 2009)

(Date of earliest event reported)

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1500 CityWest Blvd., Suite 800

Houston, Texas, 77042

(Address of principal executive offices)

(713) 850-7600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On December 3, 2009, Geokinetics Inc. (“Geokinetics”) entered into a definitive purchase agreement with Petroleum Geo-Services ASA and certain of its subsidiaries (“PGS”) under which Geokinetics will acquire the onshore seismic data acquisition and multi-client data library business of PGS (“PGS Onshore”) in a cash and stock transaction valued at approximately $210 million, on a cash free, debt free basis, which includes net working capital of $37.5 million.  The final purchase price is subject to certain customary post-closing adjustments.  The transaction is expected to close in the first quarter of 2010 and is subject to normal closing conditions and regulatory approvals; there is no financing condition.

Following the closing of the transaction, PGS will become Geokinetics’ second-largest shareholder after  affiliates of Avista Capital Partners.

Geokinetics has agreed to finance this acquisition through a combination of cash and common stock.  At closing, Geokinetics will issue PGS approximately 2.15 million shares, which represents 19.9% of Geokinetics current number of shares outstanding prior to this issuance, valued for purposes of the transaction at $12.11 per share or $26.1 million. The remainder of the purchase price or $183.9 million will be paid in cash. The definitive purchase agreement provides for a termination date of February 15, 2010.

On December 3, 2009, Geokinetics also received a $275 million bridge financing commitment from RBC Capital Markets Corporation, which is conditional upon the closing of the transactions contemplated by the purchase agreement.

In connection with the transaction, Geokinetics has entered into an amendment and exchange agreement with the holders of its Series B Preferred Stock to amend its preferred stock to facilitate the financing of the transaction.  Geokinetics’ Series B-1 Preferred Stock has been amended to, among other things, extend the date that its holders may call for mandatory redemption and the date through which Geokinetics can elect to pay dividends in kind to a date to be determined between December 2015 and March 31, 2016, with the exact date to be determined at the completion of the financing transactions mentioned above.  In addition, the coupon on the Series B-1 Preferred Stock has been amended from 8% to 9 ¾% and the conversion price has been adjusted from $25 to $20, subject to certain restrictions.  Geokinetics’ Series B-2 Preferred Stock will be exchanged for a new redeemable preferred stock with no common stock conversion feature.  This redeemable preferred stock will have a coupon of approximately 12%, and will be redeemable at a date to be determined between December 2015 and March 31, 2016, with the exact date and coupon to be determined at the completion of the financing transactions mentioned above.  Dividends will be paid in cash or, if Geokinetics is restricted from paying such dividends, may accrue up to redemption.  In addition, Geokinetics will issue the holders of its Series B-2 preferred stock 750,000 shares of its common stock and will pay Avista Capital Holdings L.P. and Levant America S.A. a cash fee of 2% of the liquidation amount, plus accrued and unpaid dividends of the Series B preferred stock, as consideration for the amendments above.

The foregoing description is a summary of the material terms of the purchase agreement and the amendment and exchange agreement, does not purport to be complete, and is qualified in its entirety by reference to the purchase agreement and the amendment and exchange agreement, copies of which are attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively.  The press release is attached hereto as Exhibit 99.1, the contents of which are furnished in its entirety.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits.  The following exhibits are filed as part of this report:

10.1         Purchase agreement, dated December 3, 2009, by and among Geokinetics Inc. and certain of its direct and indirect subsidiaries, and Petroleum Geo-Services ASA and certain of its direct and indirect subsidiaries.

10.2         Amendment and exchange agreement, dated December 2, 2009, by and among Geokinetics Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., and Levant America S.A.

99.1         Press release dated December 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

December 4, 2009	By:	/s/ Scott A. McCurdy
Scott A. McCurdy
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1

Purchase agreement, dated December 3, 2009, by and among Geokinetics Inc. and certain of its direct and indirect subsidiaries, and Petroleum Geo-Services ASA and certain of its direct and indirect subsidiaries.

10.2	Amendment and exchange agreement, dated December 2, 2009, by and among Geokinetics Inc., Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P., and Levant America S.A..

99.1	Press release dated December 3, 2009.